Exhibit 99.1

FOR IMMEDIATE RELEASE:	Contact:
August 9, 2006	Ginny Dunn
8:30 a.m. ET	Associate Director, Corporate
Communications & Investor Relations
240-864-2643
ENTREMED REPORTS SECOND QUARTER 2006
FINANCIAL RESULTS
     Rockville, MD — August 9, 2006 — EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today reported results for the three and six-month periods ending June 30, 2006.
     The Company reported a net loss for the second quarter of 2006 of ($6.0 million), or ($0.09) per share. This compares with a net loss of ($4.3 million), or ($0.09) per share, for the same period last year.
     EntreMed’s reported net loss for the first six months of 2006 was ($40.7 million), or ($0.59) per share as compared to ($9.8 million) or ($0.22) per share for 2005. The 2006 net loss for the six month period includes a non-cash charge of $29.5 million resulting from the acquisition of Miikana Therapeutics in January 2006. Excluding this non-cash charge, the Company’s net loss for the first six months of 2006 was ($11.2 million), compared with ($9.8 million) for the first six months of 2005.
     The Company did not report any revenues for the first six months of 2006 versus $605,000 for the comparable period in 2005, although the Company believes that it will record royalty revenue on sales of Thalomid® by Celgene in the third and fourth quarters of 2006. As of June 30, 2006, EntreMed had cash and short-term investments of approximately $45.1 million.
     Dane Saglio, EntreMed Chief Financial Officer, commented on the results for the second quarter, “The Company’s second quarter loss was slightly less than projected due primarily to the timing of our contract manufacturing activities. R&D expenditures will increase in the second half of the year as we secure material to support on-going and planned trials for our three clinical-stage drug candidates. As in 2005, we anticipate beginning to record royalty revenue on Celgene’s sales of Thalomid® in the third quarter and believe that 2006 royalty revenue will be in line with 2005.”
     James S. Burns, EntreMed President and Chief Executive Officer, commented, “Our progress for the first half of 2006 is consistent with both our guidance and my expectations. R&D expenses are in line with our progress on Panzem® NCD, MKC-1, ENMD-1198 and our key preclinical programs.

Consistent with our previous guidance, we anticipate achieving our planned milestones and remaining on our expense budget for the remainder of 2006.”
     The second quarter update call is scheduled for Tuesday, August 15, 2006 from 10:00 am to 11:00 am ET and will include a question and answer session. To access the live conference, please dial 888-603-6873 (U.S. or Canada) or 973-582-2706 (internationally) and reference conference number 7678866 at least 10 minutes prior to the beginning of the call. A digital recording will be available approximately one hour after completion of the conference and will be accessible for 60 days. To access the recording, dial 877-519-4471 (U.S. or Canada) or 973-341-3080 (internationally) and enter the digital pin number 7678866. This call will not be web cast; however, an audio replay will also be available on the Company’s website at www.entremed.com approximately one hour after the conclusion of the live conference.
About EntreMed
     EntreMed, Inc. (NASDAQ: ENMD) is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. Panzem® (2-methoxyestradiol or 2ME2), the Company’s lead drug candidate, is currently in Phase 2 clinical trials for cancer, as well as in preclinical development for rheumatoid arthritis. MKC-1, an oral cell cycle regulator, is in Phase 2 studies for metastatic breast cancer. ENMD-1198, a novel tubulin binding agent, is also in Phase 1 studies in advanced cancers. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell cycle regulation and inflammation — processes vital to the treatment of cancer and other diseases, such as rheumatoid arthritis. Additional information about EntreMed is available on the Company’s website at www.entremed.com and in various filings with the Securities and Exchange Commission.
Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance (including the timing of royalty revenues and future R&D expenditures), strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; variations in actual sales of Thalomid®, risks associated with the integration of Miikana and its product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results, uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
(Financial Table Attached)
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ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
Three Months Ended
June 30,

	2006	2005
Total revenues	$0	$579,461
Research and development	4,258,206	3,812,353
General and administrative	1,942,652	1,339,150
Acquired in-process research and development	353,833	0
Net loss	(6,025,724)	(4,300,210)
Net loss per share (basic and diluted) attributable to common shareholders	$(0.09)	$(0.09)
Weighted average number of shares outstanding (basic and diluted)	73,194,814	49,819,569
Six Months Ended
June 30,

	2006	2005
Total revenues	$0	$604,710
Research and development	8,269,306	8,191,709
General and administrative	3,759,346	2,599,972
Acquired in-process research and development	29,481,894	0
Net loss	(40,736,427)	(9,756,678)
Net loss per share (basic and diluted) attributable to common shareholders	$(0.59)	$(0.22)
Weighted average number of shares outstanding (basic and diluted)	69,765,434	46,324,989
Cash and short-term investments	$45,091,175	$43,589,889
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